CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of RBC Funds Trust of our report dated May 21, 2021, relating to the financial statements and financial highlights, which appears in RBC Emerging Markets Equity Fund’s, RBC Short Duration Fixed Income Fund’s, RBC Ultra-Short Fixed Income Fund’s, RBC Global Opportunities Fund’s, RBC International Opportunities Fund’s, and RBC Emerging Markets Value Equity Fund’s Annual Report on Form N-CSR for the year ended March 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

July 29, 2021